Exhibit (e)(1)(ii)

FORM OF AMENDMENT NO. 1

TO

DISTRIBUTION AGREEMENT

AXA PREMIER VIP TRUST

FORM OF AMENDMENT NO. 1, dated as of [            , 2020] (“Amendment No. 1”) to the Distribution Agreement, dated as of November 13, 2019 (“Agreement”), between AXA Premier VIP Trust, a Delaware business trust (the “Trust”) and AXA Distributors, LLC (the “Distributor”).

The Trust and the Distributor agree to modify and amend the Agreement, relating to the Class A shares as follows. Unless defined herein to the contrary, terms shall have the meaning given to such terms in the Agreement.

1.    Name Change. The name of the CharterSM Multi-Sector Bond Portfolio is hereby changed to EQ/Core Plus Bond Portfolio.

2.    Schedule A. Schedule A to the Agreement, setting forth the Portfolios of the Trust for which the Distributor is authorized to distribute Class A shares is hereby replaced in its entirety by Schedule A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS HEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

AXA PREMIER VIP TRUST		AXA DISTRIBUTORS, LLC

By:		By:
Name:	Kenneth Kozlowski	Name:	Kevin Kennedy
Title:	Senior Vice President and	Title:	Managing Director
Chief Investment Officer

SCHEDULE A

DISTRIBUTION AGREEMENT

CLASS A SHARES

EQ Allocation Portfolios

EQ/Conservative Allocation

EQ/Conservative-Plus Allocation

EQ/Moderate Allocation

EQ/Moderate-Plus Allocation

EQ/Aggressive Allocation

Charter Allocation Portfolios

EQ/Core Plus Bond

(formerly, CharterSM Multi-Sector Bond)

CharterSM Small Cap Growth

CharterSM Small Cap Value

Target Allocation Portfolios

Target 2015 Allocation

Target 2025 Allocation